Filed pursuant to Rule 433

Registration No. 333-253041

Issuer Free Writing Prospectus dated March 6, 2023

Relating to Preliminary Prospectus Supplement dated March 6, 2023

Mastercard Incorporated

$750,000,000 4.875% Notes due 2028

$750,000,000 4.850% Notes due 2033

Pricing Term Sheet

March 6, 2023

The information in this pricing term sheet supplements Mastercard Incorporated’s preliminary prospectus supplement, dated March 6, 2023 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Mastercard Incorporated

Security Title:	4.875% Notes due 2028	4.850% Notes due 2033

Offering Format:	SEC Registered	SEC Registered

Size:	$750,000,000	$750,000,000

Maturity Date:	March 9, 2028	March 9, 2033

Coupon:	4.875%	4.850%

Interest Payment Dates:	Semi-annually on September 9 and March 9 of each year, commencing September 9, 2023	Semi-annually on September 9 and March 9 of each year, commencing September 9, 2023

Price to Public:	99.903%	99.906%

Benchmark Treasury:	UST 4.000% due February 29, 2028	UST 3.500% due February 15, 2033

Benchmark Treasury Price and Yield:	98-25 1⁄4; 4.272%	96-01; 3.987%

Spread to Benchmark Treasury:	+ 62.5 basis points	+ 87.5 basis points

Reoffer Yield:	4.897%	4.862%

Optional Redemption:

Make-Whole Call:	+ 10 basis points prior to February 9, 2028	+ 15 basis points prior to December 9, 2032

Par Call:	On or after February 9, 2028 (one month prior to the maturity date of the Notes)	On or after December 9, 2032 (three months prior to the maturity date of the Notes)

CUSIP / ISIN:	57636QAW4 / US57636QAW42	57636QAX2 / US57636QAX25

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	March 6, 2023

Expected Settlement Date:	March 9, 2023 (T+3*)

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

PNC Capital Markets LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

NatWest Markets Securities Inc.

Santander US Capital Markets LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Barclays Capital Inc. ICBC Standard Bank Plc Loop Capital Markets LLC Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Co-Managers:	Great Pacific Securities Roberts & Ryan, Inc. Siebert Williams Shank & Co., LLC Stern Brothers & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) BofA Securities, Inc. at 1-800-294-1322, (ii) J.P. Morgan Securities LLC at 1-212-834-4533, (iii) Lloyds Securities Inc. at 1-212-827-3145, (iv) PNC Capital Markets LLC at 1-855-881-0697 or (v) Wells Fargo Securities, LLC at 1-800-645-3751.

* It is expected that delivery of the Notes will be made against payment therefor on or about March 9, 2023, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to March 9, 2023, will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

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